UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 3, 2009

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 909, Tower B
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 8, 2009, China Recycling Energy Corporation (the “Company”) issued a press release, attached hereto as Exhibit 99.1, announcing the formation of the Low Carbon Fortune-Energy Recycling No. 1 Collective Capital Trust Plan (“Plan”) by Beijing International Trust Co., Ltd. (“Beijing Trust”) on December 3, 2009. Under the Plan, Beijing Trust raised 181,880,000 yuan (approximately US$ 26.75 million) through the sale of 181,880,000 total trust units sold at 1 yuan per unit.  All amounts raised under the Plan are to be loaned to Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”), a  joint venture between Xi’an TCH Energy Technology Co., Ltd. (“Xi’an TCH”), a subsidiary of the Company and Erdos Metallurgy Co., Ltd, , in connection with its power generation projects described below.

Based upon the Capital Trust Loan Agreement (the “Agreement”) entered into by Erdos TCH Energy Saving Development Co., Ltd and Beijing International Trust Co., Ltd. on November 19, 2009, which became effective only upon the establishment of the Plan, Beijing Trust will lend the money to Erdos TCH for its waste heat power generation project phase II, phase III construction and operation, through which Erdos TCH will recycle heat from groups of furnaces of Erdos Metallurgy Co., Ltd.'s metal refining plants to generate power and steam, which will then be sold back to Erdos Metallurgy Co., Ltd. (“Erdos Metallurgy”).

The Plan includes 145,500,000 category A preferred trust units (approximately US$ 21.4 million) (category A1 preferred trust 12,450,000 units (approximately US$ 1.8 million), category A2 preferred trust 15,000,000 units (approximately US$ 2.2 million), category A3 preferred trust 118,050,000 units (approximately US$ 17.4 million)); and 36,380,000 category B secondary trust units (approximately US$ 5.35 million) (category B1 secondary trust 9,100,000 units, approximately US$ 1.34 million and category B2 secondary trust  27,280,000 units, approximately US$ 4.01 million). The B1 units have been purchased by members of management of Erdos TCH and the B2 units have been purchased by Xi’an TCH.  Under the Agreement, the annual base interest rate is 9.94% for A1 preferred trust fund units with a term of two years, 11% for A2 preferred trust fund units with a term of three years, 12.05% for A3 preferred trust fund units and 8.35% for the category B secondary trust fund units, each with a term of four years.

Beside the base interest rate, Erdos TCH agrees to share the benefits from Clean Development Mechanism (“CDM”) under the Kyoto Protocol equally with Beijing Trust during the term of the loan, as well as to pay a management incentive benefit to be calculated by a formula tied to Erdos TCH’s net profit and average registered capital of the fiscal year prior to the maturity date of the loan. Under the formula the management incentive benefit is paid at the end of year four and can range between 0% and 100% of the net profit of Erdos TCH in the fiscal year prior to the maturity date of the loan depending upon the amount of average contributed capital of Erdos TCH at the time of measurement.

Erdos TCH has agreed to provide a lien on its equipment, assets and accounts receivable to guarantee the loans under the Agreement.  Xi’an TCH Energy Technology Co., Ltd. and Mr. Guohua Ku also will provide unconditional and irrevocable joint liability guarantees to Beijing Trust for Erdos TCH’s performance under the Agreement.  Erdos Metallurgy will provide a commitment letter on minimum power purchase from Erdos TCH.

On December 4, 2009. Beijing Trust also announced the first expansion of the Plan, to raise up to 30,000,000 additional units at 1 yuan per unit (approximately US$ 4.4 million totally) from December 7, 2009 to December 15, 2009.  The money, if raised, will also be a part of the loan under the Agreement.

 Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Agreement provided under Item 1.01 above, is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits

(d)           The following exhibit is filed with this report.

Exhibit Number	Description
99.1	Press Release dated December 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: December 8, 2009	/s/ Xinyu Peng
Xinyu Peng, Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 8, 2009.